EIGHTEENTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Eighteenth Amendment to Employment Agreement is made and entered into as of February 1, 2010, by and between PriceSmart, Inc., a Delaware Corporation ("Employer") and Thomas Martin ("Executive").

Recitals

A)	On March 31, 1998 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	Said Employment Agreement has been amended on seventeen prior occasions;

C)	Employer and Executive now desire to amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.           Section 2.1 of the Agreement which provides:

2.1           Salary.  For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $251,736 during each year of the Employment Term.  Said salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective February 1, 2010, to provide as follows:

2.1           Salary.  For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $260,000 during each year of the Employment Term.  Said salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE                                                                                                EMPLOYER
PRICESMART, INC.

Thomas Martin                                                                           By:

______________________                                                   Name:     Jose Luis Laparte
                          Its:           President